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                                                                      EXHIBIT 11

                 ROADMASTER INDUSTRIES, INC. AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
         FOR THE THREE MONTHS ENDED MARCH 30, 1996 AND APRIL 1, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                                   THREE MONTHS ENDED
                                                                          MARCH 30,                     APRIL 1,
                                                                            1996                          1995
                                                                       ---------------               ---------------
                                                                         (unaudited)                   (unaudited)
Primary:
  Weighted average common shares outstanding during period                  49,177                          48,649
  Common shares issuable if all warrants had been converted
    at the date of issuance                                                    962                               -
                                                                        ----------                     -----------
  Average common shares outstanding for primary calculation                 50,139                          48,649
                                                                        ==========                     ===========
Fully Diluted:
  Weighted average common shares outstanding during period                  49,177                          48,649
  Net common shares issuable on exercise of warrants                           962                              --
  Assumed conversion of 8% subordinated debentures to common stock
    as of date of issuance, August 5, 1993                                  12,936                              --
                                                                        ----------                     -----------
  Average common shares outstanding for fully diluted calculation           63,075                          48,649
                                                                        ==========                     ===========
Earnings:
  From net earnings (loss)                                              $    4,630                     $    (1,477)
  Assumed conversion of 8% subordinated debentures as of date of issuance, August 5, 1993:
    Plus interest savings, net of tax                                          820                              --
                                                                        ----------                     -----------
  Net earnings (loss)                                                   $    5,450                     $    (1,477)
                                                                        ==========                     ===========
Primary earnings per share:
  Net earnings (loss)                                                   $     0.09                     $     (0.03)
                                                                        ==========                     ===========
Fully diluted earnings per share:
  From net earnings (loss)                                              $     0.07                     $     (0.03)
  From debt conversion                                                        0.02                              --
                                                                        ----------                     -----------
  Net earnings (loss)                                                   $     0.09                     $     (0.03)
                                                                        ==========                     ===========

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